EXHIBIT 10.2

EMPLOYMENT AGREEMENT

Robert Leggio

This Agreement is made and entered into by and between Robert Leggio hereinafter referred to as "Employee," and Telanetix, Inc., a Delaware Corporation, hereinafter referred to as "Employer" or the "Company," as of April 1, 2007 (the “Commencement Date”).  This Agreement replaces and supercedes any and all previous Agreements between the Employer and the Employee verbal and written.

WHEREAS, Employee and Employer desire to set out the terms of Employee's employment, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by their performances thereof, all in accordance with the provisions hereinafter set forth.

IT IS, THEREFORE, AGREED:

1.

Term of Employment.

Employer hereby agrees to employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 for a period ("Period of Employment") ending on the "Term Date," which shall be September 30, 2008.  This Agreement shall terminate upon the earlier of (i) the "Term Date"; or (ii) the date this Agreement is terminated in accordance with Section 4.  Employee hereby accepts and agrees to such hiring, engagement and employment.

2.

Position, Duties, Responsibilities.

(a)

Position.  Employee hereby accepts employment with Employer as Vice President of Sales.  Employee shall devote his best efforts to the performance of the services customarily incident to such position and to such other services as may be reasonably requested by Employer.  Employee agrees to serve Employer in such capacities and positions during the Period of Employment.  Employee shall report to the Chief Operating Officer, or other person designated by the CEO of Telanetix.

(b)

Other Activities.  Except upon the prior written consent of the Board of Directors of Employer ("Board"), Employee, during the Period of Employment, will not engage, directly or indirectly, in any other competitive business activity (whether or not pursued for pecuniary advantage).  Employee agrees to devote required time to the business of the Employer.  Furthermore, Employee may own up to five percent (5%) of any company publicly traded on a nationally recognized exchange without relating this subsection 2(b).

3.

Compensation, Benefits, Expenses.

(a)

Compensation.  In consideration of the services to be rendered hereunder, through September 30, 2008, Employee shall be paid as follows:

Base Salary.  $175,000 annually, payable on the Company’s regular payroll schedule.

Bonus. $25,000 Bonus, payable in quarterly amounts of $6,250, with the first quarterly payment guaranteed and payable after the quarter ending June 30, 2007, and the remaining three quarterly payments to be  based on agreed upon objectives and as determined by the Board.

(b)

Stock Option Grant. In addition, upon signing of this Agreement by both parties, Board of shall grant the Employee options to purchase Two Hundred Thousand (200,000) shares of Common Stock of the Company at an exercise price equal to the fair market value of the company’s common stock as determined by the closing price of the stock on the day of the grant. This option shall vest over a four year period in accordance with the Stock Option Grant Notice and Agreement (the “Stock Option Agreement”).

All options granted under this Section 3 shall be granted pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement.  In the event of any inconsistency between the terms of this Agreement, and the Plan or the Stock Option Agreement, regarding the options, the terms of the Plan or the Stock Option Agreement shall prevail.

(c)

Benefits.

(1)

Employee shall be entitled to all employee benefits offered by the Company to its full-time employees.  The Company currently offers Personal Time Off (“PTO”) and Company paid Holidays, medical, and dental, insurance, and long-term disability insurance.  Benefits will not be "grossed up."

(2)

Expenses.  Employer shall reimburse Employee on a timely basis for receipts he submits for all reasonable and necessary travel and other business expenses incurred by Employee in the performance of his duties hereunder, consistent with Employer's normal expense reimbursement policy.  Such expense reimbursement policy may be modified by the Board in its sole discretion.

4.

Termination of Employment.

Employee's employment may only be terminated prior to the expiration of the Period of Employment upon the first to occur of the following events:

(a)

Mutual Agreement.  The mutual written agreement of Employer and Employee.

(b)

By Death.  Employee's employment will terminate automatically on the death of Employee.  Employer will pay to Employee's beneficiaries or estate, as appropriate, the compensation to which she is entitled pursuant to Section 3 above through the end of the day of such termination, and thereafter Employer's obligation to Employee and/or to her beneficiaries or estate will terminate.  Employee will cooperate with Employer's efforts to obtain life insurance to reimburse Employer for its costs of payments to Employee or his estate, if Employer chooses to obtain insurance for such purpose.

(c)

By Disability.  If Employee will be prevented from fully performing his duties under this Agreement because of any illness or physical or mental disability for a period or periods of more than one hundred eighty (180) days in the aggregate during any calendar year or ninety (90) consecutive days in any twelve (12) month period, then Employee's employment will terminate on the last day of the period in which the day evidencing incapacity occurs (i.e., the final day of the 180-day aggregate period or of the 90-day consecutive period).  Employer will pay to Employee or his legal guardian, as appropriate, the compensation to which she is entitled pursuant to Section 3 above through the end of the day of such termination, and thereafter Employer's obligation to Employee and/or to his guardian will terminate.  Employee will cooperate with Employer's efforts to obtain disability insurance to reimburse Employer for its costs of such payment, if Employer chooses to obtain disability insurance for such purpose.

A determination of whether Employee is disabled will be made by Employer in good faith; provided, however, that if Employee disagrees with Employer's determination in that regard and the parties are unable to resolve the dispute between themselves, the dispute will be submitted to arbitration in San Diego, California in accordance with the employment arbitration rules of the American Arbitration Association, and the decision of the arbitrator(s) will be final and binding.

(d)

By Employer with Cause.  Employer may terminate this Agreement for Cause.  For purposes of this Agreement "Cause" shall mean:

(1)

the conviction of Employee of a felony;

(2)

Employees’ habitual neglect to perform Employee’s duties required under this Agreement after receipt of notice of such failure from the CEO or other designated senior officer of the Company;

(3)

Failure of the (i) 2007 combined revenues of AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company (the “AVS Subsidiaries”) to be fifty percent (50%) or greater than the 2006 combined revenues of the AVS Subsidiaries, or (ii) combined six month revenues for the first six months of 2008 of the AVS Subsidiaries to be one hundred fifty percent (150%) or more than the combined six month revenues of the AVS Subsidiaries for the last six months of 2007;

(4)

Employee’s intentional improper conduct substantially prejudicial to the business of the Company or any of its affiliates; or

(5)

Employee’s intentional violation of the Confidentiality, Non-Competition and Proprietary Rights Agreement.

To the extent the occurrence of any of the foregoing (a "Default") is not susceptible to cure, Employer may terminate Employee's employment immediately.  To the extent the occurrence is curable, Employee shall have thirty (30) days after written notice from Employer to cure the Default in the event of a termination under subsections 4(d)(2) or 4(d)(3).  No cure period will be provided under subsections 4(d) (1), (3), (4) and (5).  Any notice of termination provided by Employer to Employee under this Section 4(d) shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Employee to take steps to cure the same (if susceptible to cure).  In the event Employer terminates Employee with Cause, (i) Employee shall be entitled as of the termination date to no further compensation other than such portion of Employee’s base compensation as shall have accrued but remain unpaid as of the termination date and any accrued, but unpaid PTO pay through the termination date; (ii) any options granted under the Stock Option Agreement which are unvested as of the termination date shall be immediately canceled; and (iii) any vested options as of the termination date shall be exercisable by Employee within 90 days of the termination date and, if not exercised by the end of such 90 day period, shall be canceled.

(e)

By Employer without Cause.  Employer may terminate Employee "at will" and without Cause at any time.  In the event Employer terminates Employee's employment without Cause, the liability of Employer to Employee as a result of or in connection with such termination are outlined in sections 4(g), 4(h) and 4(i).

Nothing herein will be construed to limit or modify the duty of Employee to mitigate his damages in the event Employer terminates his employment without cause.  Notwithstanding anything herein to the contrary, Employer shall only be required to make and Employee shall only be entitled to receive the severance payments set forth in this Section 4(e) if and only if he executes and delivers the General Release, substantially in the form attached hereto as Exhibit "A" and does not later revoke such General Release in accordance with the terms of the General Release.

(f)

Employee's Right to Terminate.  Employee may terminate this Agreement by giving thirty (30) days’ prior written notice to Employer at Employer's principal place of business.  In such event, Employee shall nonetheless be entitled to the compensation and benefits specified in Section 4(e) above if Employee's termination is for "Good Reason" due to any of the following:

(1)

Employer's request or direction that Employee relocate more than sixty (60) miles from the area in which the Employee now resides; or

(2)

any attempt by Employer to reduce Employee's compensation, benefits, title or job responsibilities.

(g)

If the Employee is terminated, without Cause, within the first eighteen (18) months of employment, all of the unvested options under the Stock Option Agreement shall accelerate and be immediately vested as of the date of the termination.

(h)

If the Employee is terminated, without Cause, within the first eighteen (18) months of employment, (i) the Employer will pay the employee the sum of $21,875 for every month remaining under this Agreement, and (ii) the Employee shall have no further obligations under Paragraph 4 of the Confidentiality, Non-Competition and Proprietary Rights Agreement, the form of which is attached hereto as Exhibit "B”.

(i)

The terms outlined in section 4(h) are nullified in the event of a change of ownership of the Company.

5.

Confidentiality, Non-Competition and Proprietary Rights Agreement.

Concurrent with the execution of this Agreement, Employer and Employee shall execute and deliver the Confidentiality, Non-Competition and Proprietary Rights Agreement, the form of which is attached hereto as Exhibit "B."

6.

Employer Representation.

Employer represents and warrants that: (i) this Agreement has been approved by Employer's Board of Directors and is binding; (ii) this Agreement will not violate the corporate charter or by-laws of Employer; and (iii) Employer will not hereafter enter into any covenants or undertake any other acts which conflict with this Agreement.

7.

Headings.

The headings and captions of this Agreement are inserted for convenience only and shall not be used to interpret or construe any provisions of this Agreement.

8.

Notices.

All notices or other communications required hereunder shall be made in writing and shall be deemed to have been duly given immediately if delivered by hand or two (2) business days after being mailed, if mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Employer at:

to Employer at:	Telanetix, Inc.
6197 Cornerstone Court East, Suite 108 San Diego, CA 92021

to Employee at:	Robert Leggio
72 Bald Eagle Road Hackettstown, NJ 07840

Notice of change of address shall be effective only when done in accordance with this Section.

9.

Entire Agreement.

This Agreement, including all exhibits and attachments hereto, supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer.  This Agreement contains all of the covenants and agreements between the parties with respect to such employment, except as provided herein.  The terms of this Agreement are intended by the parties to be the final expression of their agreement and may not be contradicted by evidence of any prior, contemporaneous or subsequent agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in a judicial, administrative or other legal proceeding involving this Agreement.  The terms of this Agreement may only be modified if done so in writing and signed by the parties.

10.

Attorneys' Fees.

In the event of any arbitration or court action concerning the execution, performance, termination or other aspect of this Agreement, or of the employment relationship between Employee and Employer, the prevailing party in any such dispute shall be entitled to an award of reasonable attorneys' fees and costs including, without limitation, expert witness fees and disbursements.

11.

Amendments and Waivers.

This Agreement may not be modified, amended or terminated except as provided in the Agreement or by an instrument in writing, signed by Employee and by a duly authorized representative of Employer other than Employee.  Through an instrument in writing similarly executed, either Employee or Employer, as the case may be, may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  The failure of any party to insist in any one or more instances upon performance with any term or condition of this Agreement shall not be construed as a waiver of its or her future performance.  The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

12.

Law Governing Agreement.

The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.

Severability and Enforcement.

If any terms, covenants or conditions in this Agreement, or the applications thereof to any person, party, place or circumstance, shall be held by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement or the application of such terms, covenants or conditions as applied to other persons, parties, places and circumstances shall remain in full force and effect.

14.

Binding Arbitration Agreement.

In the event of any dispute between Employee and Employer or any of its agents, employees, affiliated entities, successors or assigns, arising out of or relating to the interpretation, application, breach, arbitrability, or enforceability of this Agreement, or any other dispute arising out of or relating to Employee's employment or relationship with Employer, any such dispute must be resolved in accordance with the Arbitration Agreement, attached hereto as Exhibit "C."

15.

Employee Acknowledgment.

Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice, concerning this Agreement and has been advised to do so by Employer, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on his own judgment.

16.

Joint Preparation.

This Agreement is deemed to have been prepared jointly by the parties hereto and to any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arms length agreements taking into account the specific intention of the parties wherever such intention is discernable.

17.

Effectiveness.

This Agreement shall become effective only upon the closing of the acquisition contemplated under the Stock Purchase Agreement dated March 30, 2007 among the Company, Employee and Elbert E. Layne, Jr.

18.

Execution of Agreement.

This Agreement may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Agreement transmitted by fax shall be equally as effective as a manually executed counterpart.

The parties have duly executed this Agreement as of the day and year set forth below.

EMPLOYER:

TELANETIX, INC.

By:	/s/ Thomas Szabo
Thomas A. Szabo, CEO

EMPLOYEE:

By:	/s/ Robert Leggio
Robert Leggio